EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

Kal Goldberg
Financial Dynamics
Tel: +1 212 850 5731
E: kal.goldberg@fd.com

FOR IMMEDIATE RELEASE, MAY 7, 2008

ORIENT-EXPRESS HOTELS REPORTS FIRST QUARTER 2008 RESULTS

First Quarter 2008 highlights

•       First quarter total revenues of $119.9 million, up 23% over prior year

•       Same store RevPAR up 14% in U.S. dollars, 12% in local currency

•       EBITDA of $16.4 million, up 8% over prior year

•       First quarter net loss from continuing operations of $2.4 million, compared with a net loss from continuing operations of $2.5 million in the prior year

•       EPS loss from continuing operations of $0.06 per common share. Adjusted EPS loss of $0.09 per common share

Hamilton, Bermuda, May 7, 2008.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the first quarter ended March 31, 2008.

The first quarter is traditionally a loss-making period for the Company because several of its European hotels are closed for most of the quarter and the Venice Simplon-Orient-Express and Royal Scotsman tourist trains and Afloat in France canal cruises do not operate for most of the quarter.

The net loss for the period was $4.3 million (loss of $0.10 per common share) on revenue of $119.9 million, compared with a net loss of $3.7 million (loss of $0.09 per common share) on revenue of $97.7 million in the first quarter of 2007.   The net loss from continuing operations for the period was $2.4 million (loss of $0.06 per common share) compared with a net loss of $2.5 million (loss of $0.06 per common share) in the first quarter of 2007. The adjusted net loss from continuing operations for the period was $4.0 million (loss of $0.09 per common share) compared with an adjusted net loss of $2.6 million (loss of $0.06 per common share) in the first quarter of 2007.

Business Highlights

Revenue from Owned Hotels was up $17.4 million or 23% over the prior year quarter, with growth across all regions.

In Europe, Grand Hotel Europe in St. Petersburg showed the strongest revenue growth with revenues up $3.3 million, or 53% (41% in local currency).  Reid’s Palace Hotel in Madeira, La Residencia, Mallorca and Le Manoir aux Quat’Saisons, Oxfordshire each recorded revenue growth.

In the North American region, every property showed revenue growth, with same store RevPAR up 12%.  The performance of Maroma Resort and Spa, Riviera Maya, and Casa de Sierra Nevada, San Miguel de Allende, both Mexican properties; La Samanna, St Martin, French West Indies; and The Inn at Perry Cabin, St Michaels, Maryland underpinned the $3.5 million or 15% revenue growth.

In the Rest of World region revenue increased by $7.9 million or 24% with Southern Africa, South America and Asia Pacific regions all performing ahead of 2007 levels.

EBITDA before Real Estate was $16.9 million, up 8% year-over-year. EBITDA margins in the U.S. were up from 26% to 27%. Overall, margins were down from 16% to 14%, impacted by the open but not yet refurbished Hotel das Cataratas at Iguaçu Falls, Brazil, the impact of the strong Euro on properties closed during the quarter and increased lower-margin non-room revenues. EBITDA after Real Estate for the quarter was $16.4 million, up 8% year-over-year.

Paul White, President and Chief Executive Officer, said:  “Overall, revenues in our traditional first quarter earning businesses have grown as expected.  Same store Owned Hotels total revenues, which were up 18%, grew faster than same store RevPAR growth of 14%. This performance indicates progress in our strategy and in various initiatives for maximizing all revenues from both room-related and non-room activities.”

In recent weeks, the Company has:

•                  Opened Las Casitas del Colca, a luxury 20-room eco-style lodge in the heart of the rural Andes in Peru.

•                  Agreed in principle to acquire the 14-room Royal Chundu Lodge in Zambia, situated next to the Zambezi River and a short drive from the famous Victoria Falls.  The hotel site includes a half-mile long island of pristine jungle and is due to open in early 2009 when it will extend the Orient-Express Safaris experience for high-end travelers.

•                  Agreed in principle to acquire a 50% stake coupled with a management agreement for a new built, 126-key resort in Puglia, Italy. The property, which will complement the Company’s existing Italian hotels, is due to open in mid-2009.  It comprises a mix of hotel rooms and houses built in traditional Puglianese “village” style, includes extensive spa and resort facilities, with access to an 18-hole championship golf course and direct access to the Adriatic Sea.

•                  Completed the first phase of its detailed review of real estate opportunities. This review covered existing projects in St Martin and at Keswick Hall, Charlottesville, as well as potential projects in Mexico, Portugal and Thailand. As a result of this process, the Company has contracted with S&P Real Estate, an international full-service real estate company that specializes in the envisioning, design, marketing and sale of resort and luxury real estate properties (www.sprealestate.com ).  S&P Real Estate will begin immediately marketing the Cupecoy Yacht Club condominiums and have been helping the Company to assess the phasing and pricing of future sales in light of current market conditions.

Regional Performance

In the quarter overall, revenues were up 23% from $97.7 million to $119.9 million. EBITDA for the quarter was up 8% from $15.2 million to $16.4 million.  Same store RevPAR growth of Owned Hotels was up 14% in U.S. dollars (12% in local currency).

Europe:  For the first quarter, revenues from Owned Hotels were up 28% year-over-year from $21.1 million to $27.1 million. The EBITDA loss was $3.7 million in 2008 versus $3.6 million in the prior year. Same store RevPAR increased by 30% in U.S dollars and by 16% in local currency.  This local currency growth was primarily driven by Grand Hotel Europe, which benefited from a strong local market, the addition of 98 renovated rooms, and the introduction of an historic floor concept offering full butler service. However, as for many businesses operating in Russia, high inflation is becoming a challenge.  Reid’s Palace, La Residencia and Le Manoir aux Quat’Saisons all had good year-on-year revenue growth.  At Le Manoir aux Quat’Saisons, the Company has signed an agreement with its founder and two Michelin star chef Raymond Blanc, extending his services until 2012.  The Italian hotels were, as in previous years, closed for most of the first quarter, thereby generating EBITDA losses due to their fixed cost bases.  The overall EBITDA loss for Europe was higher than the prior year when reported in U.S. dollars due to the 14% year-on-year appreciation of the Euro versus the U.S. dollar.

North America:  Revenue increased by 15% to $26.7 million compared with the first quarter of 2007, and EBITDA increased by 19% to $7.3 million.  Same store RevPAR for the region increased by 12% from $285 to $319.  In particular, Maroma Resort and Spa continued to perform well, driven by rate, occupancy and non-room revenues.  Casa de Sierra Nevada also performed well, having completed refurbishments in 2007, contributing a positive EBITDA compared with an EBITDA loss in the first quarter of 2007. Windsor Court in New Orleans was impacted by the early timing of Easter in the first quarter but was able to sustain revenues at the same level as last year.

Southern Africa:  Revenue increased by 10% to $11.7 million compared with 2007, and EBITDA increased by 6% to $4.5 million. Same store RevPAR for the region increased by 11% from $181 to $202 (16% in local currency).  The Mount Nelson in Cape Town celebrated the opening of the new Librisa Spa, which has been eagerly anticipated by guests and locals alike.

South America:   Revenue increased to $17.6 million from $12.6 million in the first quarter of 2007.  EBITDA was $5.6 million in both 2008 and the prior year. Same store RevPAR for the region increased by 6% from $336 to $357.  Hotel das Cataratas was acquired in October 2007 (and so is not included in the prior year results) generating $3.3 million of revenue in the quarter.  The hotel is currently trading around the breakeven level and will commence its refurbishment program in the second quarter.

Asia Pacific:    Revenue for the first quarter increased by 20% to $11.5 million when compared with last year.   EBITDA increased 16% from $2.2 million to $2.6 million. Same store RevPAR for the region increased by 15% from $138 to $159 (10% in local currency).  The region continued to be impacted in the current quarter by the recent civil unrest in Burma. Excluding the Governor’s Residence in Rangoon, the region recorded an EBITDA increase of 25%.  The other hotels in the region performed well when compared with last year, except for the Observatory in Sydney which benefited from a major sports tournament in the first quarter of 2007 and experienced a tighter corporate market in the current year.

Hotel management and part-ownership interests:  First quarter EBITDA was $5.2 million compared with $4.6 million last year.  Approximately half of the growth over last year was driven by the performance of the Peru hotels, with Hotel Ritz Madrid and Charleston Place also showing improved performance over last year.

Restaurants:  Revenue from restaurants in the first quarter was $4.9 million compared with $5.3 million last year, and EBITDA was $0.6 million compared with $0.9 million last year.  The results of ‘21’ Club were impacted by a reduction in volume of corporate customers, although the average check was almost in line with last year.

Trains and Cruises:  Revenue increased by 6% to $11.2 million compared with the first quarter in 2007, and EBITDA increased by 34% to $1.5 million.  As in the prior quarter, this segment, which includes the Road to Mandalay cruise operation, was impacted year-over-year by the unrest in Burma. Excluding this operation, the Trains and Cruises business increased revenues by 13%, with strong growth from PeruRail and early signs of a strong season for the Venice Simplon-Orient-Express.

Central costs:  In the first quarter, central costs were $6.8 million and $5.7 million in first quarter of 2007.  The charge in the current quarter reflects the high sterling based component of central costs and also includes, as required under SFAS 123R, a charge for stock options and performance share awards issued of $0.8 million.

Real Estate:  In the first quarter, Cupecoy Yacht Club recorded an EBITDA loss of $0.4 million compared with a loss of $0.2 million in the same period in 2007.   The pace of sales was slower than previously anticipated due to property market conditions affected by the global credit crunch.  We now anticipate sales this year will be lower than previously expected.  There were no recorded sales of the villas at La Samanna.  There was one lot sale at Keswick Hall (none in the first quarter of last year).

Interest:  The interest charge for the quarter was $12.9 million compared with $11.4 million in the fourth quarter of 2007 and $10.5 million in the first quarter of 2007.  The increased charge reflects higher borrowings to finance the Company’s investments as well as the currency impact of non-U.S. dollar borrowings.

Tax:   The tax benefit reported by the Company in the first quarter was $2.4 million compared with a tax benefit of $1.5 million in the prior year.  The Company’s reported tax rate, including earnings from consolidated and unconsolidated operations and also discontinued operations, was 35.4% in 2008, compared with 29.5% for the same period in 2007.   The difference in the reported tax rates over the two years reflects changes to the mix of income from lower to higher tax rate jurisdictions.

Discontinued Operations: The charge in the first quarter was $2.0 million.  This represents the Bora Bora Lagoon Resort, French Polynesia, which is in the early stages of being marketed for sale by Jones Lang LaSalle.

Investment:   Total capital expenditure in the first quarter was $20.8 million, which included various projects at, in particular, El-Encanto, Hotel Cipriani, Grand Hotel Europe, Copacabana Palace, Le Manoir aux Quat’Saisons and Hôtel de la Cité.

A total of $8.4 million was invested during the quarter in the Company’s real estate developments at Cupecoy Yacht Club and the villas at La Samanna.

Balance Sheet:  At March 31, 2008, the Company’s total debt was $848.3 million and cash balances amounted to $102.3 million, giving a total net debt of $746.0 million compared with total net debt of $692.0 million at the end of 2007.

At March 31, 2008, debt was approximately 19% fixed and 81% floating.  The weighted average maturity of the debt was 3.7 years and the weighted average interest rate (including margin) was 5.82%.  The Company had cash and funds available under revolving credit facilities totaling $137.2 million.

Subsequent Events:

In April 2008, the Company renewed a $47 million term loan secured on the Windsor Court hotel for a further 5 years.  Also, in April 2008, the Company fixed its floating interest rates (excluding margin) on $151.3 million of U.S. dollar debt at a weighted average rate of 3.74% for a weighted average term of 4.2 years.

On Saturday, May 3, 2008, the southern part of Burma was hit by tropical cyclone Nargis.  The Road to Mandalay river cruise ship was in Rangoon for a scheduled dry-docking.  The ship was caught in the storm and sustained damage, the severity of which is currently being assessed.  The Governor’s Residence also sustained some light damage, and will be repaired during the hotel’s scheduled closure in May and June.  Both assets are covered under the Company’s insurance program.

*****

Reconciliation to reported earnings

	Three months ended March 31
$’000 – except per share amounts	2008	2007

US GAAP reported net loss	(4,338)	(3,681)
Discontinued operations net of tax	1,963	1,185
Net loss from continuing operations	(2,375)	(2,496)
Adjusted items:
Foreign exchange gain net of tax (1)	(1,647)	(67)
Adjusted net loss from continuing operations	(4,022)	(2,563)
Reported EPS	(0.10)	(0.09)
Reported EPS from continuing operations	(0.06)	(0.06)
Adjusted EPS from continuing operations	(0.09)	(0.06)
Number of shares (millions)	42.47	42.26

1.              Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

*****

Management evaluates the operating performance of the company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.  Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the company’s core operations.  Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Thursday, 8th May, 2008 at 10.00 hrs ET (15.00 BST) which is accessible at +1 866 966 9439 (US toll free) or +44 (0)1452 555 566 (Standard International access).  The conference ID is 42532465.  A re-play of the conference call will be available until 5.00pm (ET) Thursday 15th May, 2008 and can be accessed by calling +1 866 247 4222 (US toll free) or +44 (0)1452 550 000 (Standard International) and entering replay access number 42532465.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended March 31
$ ’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	27,139	21,115
- North America	26,670	23,138
- Rest of World	40,767	32,888
Hotel management & part ownership interests	5,218	4,647
Restaurants	4,866	5,295
Trains & Cruises	11,185	10,575
Revenue and earnings from unconsolidated companies before Real Estate	115,845	97,658
Real Estate	4,083	—
Total (1)	119,928	97,658

Analysis of earnings
Owned hotels
- Europe	(3,744)	(3,555)
- North America	7,300	6,120
- Rest of World	12,747	12,084
Hotel management & part ownership interests	5,218	4,647
Restaurants	649	868
Trains & Cruises	1,543	1,148
Central overheads	(6,799)	(5,681)
EBITDA before Real Estate	16,914	15,631
Real Estate	(497)	(458)
EBITDA	16,417	15,173
Depreciation & amortization	(10,284)	(8,775)
Interest	(12,929)	(10,538)
Foreign exchange	2,045	102
Earnings before tax	(4,751)	(4,038)
Tax	2,376	1,542
Net losses from continuing operations	(2,375)	(2,496)
Discontinued operations	(1,963)	(1,185)
Net losses on common shares	(4,338)	(3,681)

Losses per common share	(0.10)	(0.09)
Number of shares – millions	42.47	42.26

(1)           Comprises earnings from unconsolidated companies of $5,248,000 (2007 - $3,489,000) and revenue of $114,680,000 (2007 - $94,169,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended March 31, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2008	2007
Average Daily Rate (in U.S. dollars)
Europe	464	398
North America	470	438
Rest of World	296	280
Worldwide	372	345

Rooms Available (000’s)
Europe	64	63
North America	57	55
Rest of World	123	104
Worldwide	244	222

Rooms Sold (000’s)
Europe	27	26
North America	38	36
Rest of World	82	71
Worldwide	147	133

RevPAR (in U.S. dollars)
Europe	201	157
North America	314	280
Rest of World	198	191
Worldwide	226	204

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	178	137	30%	16%
North America	319	285	12%	12%
Rest of World	212	191	11%	10%
Worldwide	231	202	14%	12%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	March 31 2008	December 31 2007

Assets

Cash	102,315	94,365
Accounts receivable	70,529	62,847
Due from related parties	30,195	30,406
Prepaid expenses	22,412	16,115
Inventories	48,688	45,756
Other assets held for sale	58,662	54,417
Real estate assets	67,712	57,157
Total current assets	400,513	361,063

Property, plant & equipment, net book value	1,317,040	1,273,956
Investments	150,286	147,539
Goodwill	137,123	133,497
Other intangible assets	21,805	21,660
Other assets	49,836	50,722
	2,076,603	1,988,437

Liabilities and Shareholders’ Equity

Working capital facilities	71,150	64,419
Accounts payable	31,698	30,132
Due to related parties	447	—
Accrued liabilities	67,102	62,246
Deferred revenue	54,005	35,545
Other liabilities held for sale	5,426	5,619
Current portion of long-term debt and capital leases	171,509	127,795
Total current liabilities	401,337	325,756

Long-term debt and obligations under capital leases	676,741	658,615
Deferred income taxes	116,136	119,112
Other liabilities	33,992	34,669
Minority interest	1,977	1,754

Shareholders’ equity	846,420	848,531
	2,076,603	1,988,437